Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to a Current Report of Depomed, Inc. on Form 8-K/A of our report, dated April 26, 2013, relating to the balance sheets of Nautilus Neurosciences, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended.

/s/ Rothstein Kass
Roseland, New Jersey
February 24, 2014